International Licensing Agreement

Agreement Number: CSI/PG/20090820/88866-NETQIN

(This Agreement supersedes any previous and existing Agreements)

NORTH AMERICA

This International Licensing Agreement ("Agreement") is entered into as of August 20, 2009 between **NetQin Mobile Inc.**, a lawful international corporation, with its corporation being registered and established (its principal place of business incorporation) at the offices of CARD Corporation Services Ltd. of Zephyr House, 122 Mary Street, P.O. Box 709, Grand Cayman KY 1-1107, Cayman Islands, legally identified by Cayman Island Business Registration Number, CD-183784, and Licensor has an operative office located at No. 4 Building, Heping Li East Street 11, Dongcheng District, Beijing, China 100013, whose China Business Registration Number, 110000450009580, but Licensor/Licensee Agreement shall stand as NetQin Mobile Inc., a Cayman Island entity ("**Licensor**") *and*

Cellular Spyware Inc, a Florida, USA Corporation with its principal place of business and operation at 6574 N. State Road 7, Suite 278, Coconut Creek, FL 33073, ("**Licensee**").

1. General

The Licensor is the owner of a certain software now known as NetQin Anti-Virus, NetQin Communication Master, NetQin Anti-Lost, NetQin Secure SMS, as more fully described in Exhibit A attached to this Agreement, together with all modifications, future products produced by NetQin, White-Label Software, related software, all improvements (including all those made by the Licensee), all patents and all copyrights and trademarks originated by the Licensee used in connection with (collectively, the "Property").

The Licensee desires to acquire from the Licensor, and the Licensor is willing to transfer to the Licensee, all rights in and to the Property (proprietary technology) pursuant to the Licensor's grant to the Licensee of an exclusive license to manufacture, distribute and sell the Property throughout North America (the "Territory") on the terms and subject to the conditions of this Agreement.

The Licensee desires to acquire from the Licensor, and the Licensor is willing to transfer to the Licensee, all rights in and to the Property pursuant to the Licensor's grant to the Licensee of an exclusive license to manufacture, distribute and sell the Property throughout North America (the "Territory" also known as "North America Territory") on the terms and subject to the conditions of this Agreement.

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This software must be a NetQin Product sold by NetQin with NetQin Branding. To clarify NetQin is not allowed to extend or grant this exception or exclusion to any other company. NetQin may not grant, produce software as a "white label", or license technology for any other company in the Territory. NetQin shall refer any North American (The Territory) business and or customers directly to CSI for the terms set forth in this contract.

In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

2. Grant of License

2.1 Grant of Exclusive License. The Licensor hereby grants to the Licensee an exclusive license (the "License") to distribute and sell, and to sublicense the distribution and sale of, Licensed Products (defined below) in the Territory. The Licensee may market the Licensed Products outside the Territory; provided, however, that in no event shall the Licensee distribute or sell the Licensed Products outside the Territory, except,a s otherwise provided in this contract, the License, specifically includes the right to exclude any person from distributing and/or selling the Licensed Products in the Territory including Netqin Mobile Inc or any of its affiliates. Licensor grants to Licensee an exclusive licensing right(s) to the entire territory as identified in this agreement. Licensor agrees to direct any and all North American territory consumer(s) to Licensee, in the event the prospective consumer wanted to purchase any of the products that are licensed to Licensee.

2.1.2 Licensor and Licensee agree to revisit an extended length of the current exclusive licensing period during the duration of this exclusive licensing agreement. Licensor and Licensee have agreed to proceed with another Exclusive Licensing Agreement for another territory identified as South America, and Licensor shall grant to Licensee the first rights of refusal for the territory identified as South America. Both Licensor and Licensee shall immediately execute a new separate stand-alone exclusive licensing agreement for South America upon immediate execution of said North American Exclusive Licensing Agreement.

2.2 Grant of Non-Exclusive License. The Licensor hereby grants to the Licensee a non-exclusive license (the "License") to distribute and sell, and to sublicense the distribution and sale of, Licensed Products on the Internet also known as the Non-Exclusive Territory. Licensor will grant Licensee on Licensor's official website (www.netqin.com) and/or trade media or the likes identifying Licensee as an official exclusive distributor of NetQin products referencing the territory licensed to Licensor).

2.3 Licensed Products. The term "Licensed Products" means all products sold by the Licensee, any Affiliate or Subsidiary, or any Sub-licensee of the Licensee during the term

of this Agreement that are based on the Property. Licensor shall grant to Licensee the rights to use the Licensor's name when marketing the product(s) licensed to Licensee are being marketed. Licensor may use the verbiage, "Powered By NetQin", and said verbiage and its uses shall be approved by Licensor.

3. Term and Termination

3.1 Term. The term of this Agreement shall commence on the date stated above and shall continue until terminated as provided below.

3.2 Termination. This Agreement may be terminated by the Licensor only if Licensee fails to sell a minimum of ONE MILLION units within 12 months of this agreement in the United States Territory. This agreement may be terminated by the Licensee with 30 days notice to the Licensor: And automatically renews every 12 months for life as long as Licensee performs in accordance with the sales of 1 (one) million units every 12 months.

3.2.1 Upon any material breach of this Agreement by the Licensee that is not remedied within 30 days after the Licensee's receipt of notice of such breach;

3.2.2 If the Licensor does not receive payment of the royalties in accordance with this contract;

3.2.3 Licensor agrees to deliver software (also known as: Anti-Virus, Secure SMS, Mobile Assistant) in a final white label version as soon as possible, so as not to impinge on Licensee's right to 12 months of actual software sales. If Licensor fails to deliver white label software to Licensee in a timely basis, Licensor will automatically grant Licensee an extension on this contract based on the Licensor's delay to deliver the white label software to Licensee.

4. Payment for License

4.1 $9.60 USD (Nine Dollars and Sixty Cents United States Dollars) for a license for the entirety of software product(s) identified as NetQin Anti-Virus including but not limited to Safe SMS and Mobile Assistant of which both are free of charge; And Licensee has the first rights of refusal for NetQin's product lines (both current and future) for this territory including but not limited to Anti-Virus, Communication Master, Anti-Lost, Secure SMS, and including but not limited to any future products on any future platforms including but not limited to Blackberry OS, iphone OS or Android operating systems. Each license shall apply per ESN (Electronic Serial Number), on the day activated, for one year's time from the day activated, including any and all software updates (or anti-virus updates) during that one year period per license <u>for the territory known as the North America</u>.

4.2 Notwithstanding anything to the contrary contained in Section 4.1, if Licensee wishes to sell any other products and/or software owned by Licensor, Licensor grants the first rights of refusal for exclusive licensing rights to Licensee in the territory identified as North America, and Licensor also grants Licensee first rights of refusal for exclusive licensing rights to Licensee for the territory of South America.

4.2.1 Licensee may pre-pay for a block of licenses (for the convenience of Licensee or to expedite an efficient distribution method) or pay on a per license sold basis to Licensor. If the Licensor is not pre-paid, Licensed Products shall be regarded as "sold" when payment has been received by the Licensee. If the Licensor is not pre-paid, the royalties shall be paid to the Licensor quarterly within 30 days after the end of each calendar month. The term "calendar month" shall mean the day ending at the end of the month, in any given calendar year. Royalty payments shall be accompanied by account statements certified as accurate and complete by an authorized officer of the Licensee for the applicable calendar month setting forth the amount of licenses purchased, discounts, allowances and credits in the aggregate and separately for each Licensed Product by stock keeping number.

4.3 Notwithstanding anything to the contrary contained in Section 4.1 and if NetQin manufactures, creates or produces a product, currently or in the future, which it makes available to the public free of charge, such as trial software or full version software, **Licensee shall have the right to license said software free from any licensing fees**. If there is a cost involved to convert the software to a "white label" version, of the software, that cost shall be paid by the Licensee to the Licensor. This cost must be reasonable and equivalent to current industry pricing, or less.

4.4 Notwithstanding anything to the contrary contained in Section 4.1 and Section **4.2**, royalties or payment paid to the Licensor in connection with the sale of Licensed Products by the Licensee shall also include the following non-refundable advanced royalty credits payment for the year totaling $150,000.00 USD. This is to guarantee Licensor that they will receive a minimum of $150,000.00 USD during the term of this contract. Licensee will guarantee a minimum revenue proceeds to Licensor of $150,000.00 USD as outlined in Section 4.1 and Section 4.2. **This $150,000.00 USD of non-refundable advanced royalty credits will be paid in two installment payments as follows: $10,000.00 USD (paid for first testing pack, not included in the two installment payments), $25,000.00 USD (Twenty-Five Thousand) (paid) and $125,000.00 USD (One Hundred Twenty-Five Thousand) (Final Payment, to be paid upon successfully receiving a fully working product/software). The final payment of $125,000.00 USD will be remitted immediately upon Licensee receiving from Licensor the final "white label" version of the software (that is ready for re-sale in the Licensee's Territory) known as NetQin Anti-Virus for the territory known as North America; .** Payment shall be made when the software is up to the specification made by Licensee and to the Licensee's satisfaction that the software is ready for market or if Licensee begins sale of said software to the public. Notwithstanding anything to the

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contrary contained in Section 4.1 and Section 4.2, royalties paid to the Licensor in connection with the sale of Licensed Products by the Licensee shall also include the following non-refundable advanced royalty credits payment for the year totaling $150,000.00 USD **for the territory known as North America**. This is to guarantee Licensor that they will receive a minimum of $150,000.00 USD during the term of this contract. Licensee will guarantee a minimum revenue proceeds to Licensor of $150,000.00 USD as outlined in Section 4.1 and Section 4.2. Payment shall be made when the software is up to the specification made by Licensee and to the Licensee's satisfaction that the software is ready for market or if Licensee begins sale of said software to the public.

4.5 Notwithstanding anything to the contrary contained in Section 4.1, royalties paid to the Licensor in connection with the sale of Licensed Products by the Licensee shall include, but not limit, the following types of licenses:

1. Retail – direct to consumer
2. Phone Card Sales at retail or wholesale level
3. Wholesale for resale – Through Agents like Handango, Affiliates, Boxed software, etc.
4. Site License – Corporate, Government, Organizational Bulk of Licenses
5. Carrier (bundle or Revenue Share) Agreement
6. Hardware Manufacturer OEM (bundle or Revenue Share) Agreement

Licenses will be pre-paid for 1 year. Software updates will expire when license expires like typical anti-virus software with nag.

5. <u>Representations and Warranties; Indemnification</u>

5.1 The Licensor represents and warrants to the Licensee that: (1) it is the owner of the Property and has the power to grant the License to the Licensee; (2) it has not granted to any other person a license to manufacture, distribute, or pre-install software on any handset either through the handset manufacturer or wireless telecommunication provider or any other affiliate; Or sell the Property in the Territory; and (3) to the best of its knowledge, the Property does not infringe any patent, copyright, trademark or other proprietary right of any third party.

5.2 The Licensor shall indemnify and hold the Licensee harmless from and against any and all damages, liabilities, costs and expenses incurred by the Licensee in connection with any final judgment arising out of or resulting from any breach by the Licensor of its representations and warranties contained in Section 5.1 to the extent any such claim, proceeding or judgment relates to aspects of the Licensed Products as originated by the Licensor; provided, however, that the Licensor's total liability pursuant to this section shall be limited to the aggregate amount of royalties paid to the Licensor during the term of this Agreement. In the event such a claim is asserted against the Licensee, the Licensee may suspend payment of the royalties due to the Licensor under

this Agreement and apply such royalties toward the reasonable costs and legal expenses of defending such a claim and the payment of any ensuing settlement or judgment. Within 30 days after the resolution of any such claim, the Licensee shall remit to the Licensor the amount, if any, of royalties withheld from the Licensor and not applied to the defense or payment of such claim, together with a statement setting forth all costs and legal expenses to which such royalties were applied. The provisions of this section shall survive the termination of this Agreement. Such indemnification shall be in addition to any other remedies available to the Licensee.

5.3 The Licensee represents and warrants to the Licensor that this Agreement constitutes the legal, valid and binding obligation of the Licensee enforceable against the Licensee in accordance with its terms.

6. Product Update/License Server

6.1 Product Update/License Server. To promote transparency Licensor will operate a licensing server with cooperation from Licensee. If problems are noted or to ensure delivery or faster payment server may in the future be located in the USA to be agreed upon by Licensee and Licensor. License Server is maintained by Licensor (NetQin). Updates to software products maintained on Update Server by Licensor (NetQin). License is typically locked by ESN (Electronic Serial Number). Licensor (NetQin) is obligated to maintain an up to date anti-virus update which includes the latest threats to the software and hardware device.

7. Licensing Outside Territory

7.1 The Licensor intends to license the Property to third parties for distribution and sale outside the Territory. Each such license shall specifically limit such third party's right to distribute and sell the Property and any products derived from to the territory specified in such license that, in no event shall include any part of the Territory. The Licensor shall cooperate with the Licensee to the extent reasonably necessary to prevent any such third party from distributing or selling the Property and any products derived from in the Territory.

8. Infringement

8.1 The Licensee and the Licensor agree to promptly notify each other of any suspected infringement of their respective interests in and to the Property by any third party. In the event that any legal action against any third party is deemed necessary by either the Licensee or the Licensor for the protection of their respective interests in and to the Property in the Territory, the Licensee and the Licensor shall cooperate with each other and render all reasonably necessary assistance in connection with any such legal action; provided, however, that neither party shall settle any such action without the prior

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written consent of the other, which shall not be unreasonably withheld. Within 30 days after notice from the Licensee of a suspected infringement, the Licensor shall advise the Licensee of whether or not it shall prosecute a suit for infringement. If the Licensor elects to prosecute such a suit, it may select legal counsel and shall bear all legal fees and other costs and expenses incurred in connection therewith. Any money recovered after such costs and expenses are reimbursed shall be shared as follows: 60% to the Licensor; and 40% to the Licensee. If the Licensor chooses not to prosecute any such suit for infringement, then the Licensee may do so after notice to the Licensor, and the Licensee may select legal counsel and shall bear all legal fees and other costs and expenses incurred in connection therewith. Any money recovered after such costs and expenses are reimbursed shall be shared as follows: 40% to the Licensor; and 60% to the Licensee.

9. General Provisions

9.1 Access to Books and Records. The Licensee shall keep complete and accurate books and records with respect to the manufacture, distribution and sale of Licensed Products. The Licensor shall have the right, through an independent accountant retained by the Licensor, to inspect the Licensee's books and records relating to the subject matter of this Agreement once per year during the term of this Agreement and for a period of two years thereafter on reasonable notice to the Licensee, during regular business hours at the place where such books and records are normally kept and to the extent reasonably necessary to determine the accuracy of any royalty payments to be made under this Agreement. The Licensee shall be entitled to rely on the financial reports submitted to it by its Sub-licensees' and the Licensee shall not be required to verify such reports by actual inspection of its Sub-licensees, books and records. However, the Licensee shall require its Sub-licensees to keep complete and accurate books and records with respect to the manufacture, distribution and sale of the Licensed Products. The Licensee shall make available to the Licensor the results of any audit it conducts of its Sub-licensees. Any and all information obtained by the Licensor in such inspections and in the royalty reports provided under this contract shall be considered strictly confidential and shall not be released or disclosed to any person, except in connection with any action to enforce the rights of the Licensor under this Agreement. Licensor agrees to give Licensee access to licensing server records.

9.2 Assignment; Binding Nature

9.2.1 This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. The Licensor may assign its rights and obligations under this Agreement to any third party. The Licensee may assign its rights and obligations hereunder to an Affiliate or a Subsidiary only; provided, however, that the Licensee shall continue to remain primarily liable to the Licensor for all such obligations.

9.2.2 For purposes of this Agreement the term: (1) "Affiliate" shall mean any person that directly or indirectly, controls, is under common control with, or is controlled by, the

Licensee ("Control" and any derivative shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person in question); and (2) "Subsidiary" shall mean any corporation of which at least 51% of the outstanding stock having by its terms the power to elect a majority of the board of directors of such corporation is at that time directly or indirectly owned by the Licensee.

9.3 Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver shall be effective only with respect to the specific obligation described in that waiver.

9.4 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article shall not be applicable to any payment obligations of either party.

9.5 Settlement of Disputes

9.5.1 Each party acknowledges and agrees that, if there is any breach of this Agreement, including, without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by money damages and therefore will not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

9.5.2 Should there be any difference of opinion between the parties or if any dispute arises as to any of the matters provided for in this Agreement, the parties shall first try to settle their dispute amicably through mutual consultation. In case the dispute cannot be

mutually settled, the matter shall be submitted for arbitration to the United States of America Commercial Arbitration Association, whose award shall be final upon both parties.

9.6 Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

9.7 Governing Law. This Agreement shall be governed by the laws of United States of America, in the State of Nevada.

9.8 Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral, entered into between NetQin and Cellular Spyware with respect to the matters expressly set forth in this Agreement.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which shall constitute one and the same instrument.

9.10 Attorney Fees. If either party is required to retain the services of any attorney to enforce or otherwise litigate or defend any matter or claim arising out of or in connection with this Agreement, then the prevailing party shall be entitled to recover from the other party, in addition to any other relief awarded or granted, its reasonable costs and expenses (including attorney fees) incurred in the proceeding.

9.11 Severability. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision, the remainder shall remain valid and enforceable according to its terms. Without limiting the previous, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that if any remedy under this Agreement is determined to have failed of its essential purpose, all other limitations of liability and exclusion of damages set forth in this section shall remain in full force and effect.

9.12 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be sent by registered air mail to the addresses listed in the first paragraph or at such other address that the party designates..

9.13 Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it.

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10.0 Credits:

10.1 It is hereby understood that payments of **$10,000.00 USD** (Ten Thousand United States Dollars / Paid on May 01, 2009 with Service Reference Number 178733), and **$25,000.00** USD (Twenty Five Thousand United States Dollars / Paid on June 11, 2009 with Service Reference Number 302387), respectively, as identified for and as, Advanced Royalty Payment has been paid via international bank wire transfer by Cellular Spyware Inc in a prior agreement and said credits shall be transferred in its entirety to the **Agreement Number: CSI/PG/20090820/88866-NetQin_North_America.**

10.2 It is understood and agreed the total pre payment of $150,000.00 USD (One Hundred Fifty Thousand United States Dollars) is to be credited towards the sales performance of Licensee regarding the one million licenses agreed to in this contract.

The below signed four parties have carefully reviewed said agreement, acknowledge and agree to,a nd accept its terms, conditions and recitals. The undersigned affirm under penalty of perjury that we are legally and lawfully able to enter the agreement identified as **Agreement Number: CSI/PG/20090820/88866-NetQin_North_America** without protest or contest, and that, our execution of said agreement is in good faith ,respect, and adherence to Licensor's and Licensee's domain-specific, state –specific, country-specific, sovereignty-specific, governmental-specific laws, statutes and regulations.

Licensor and Licensee agree and execute the **Agreement Number: CSI/PG/20090820/88866-NetQin_North_America** as of the day and year first written above.

LICENSEE: **Cellular Spyware Inc.**
Agreed to:

____

By: **Anthony Sasso**
President
With Full Corporate and
Irrevocable Authority& Responsibility

____
Printed Name

____
Title

LICENSOR: **NetQin Mobile Inc.**
Agreed to:

Lin Yu
____

By: **Dr. Yu LIN**
CEO
With Full Corporate and
Irrevocable Authority & Responsibility

LIN YU
____
Printed Name

CEO
____
Title

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Date

******** ******** ********

(Additional Attestation)

LICENSEE:

Additionally Agreed to:

By: **Jamie Westenhiser**

Title: Secretary

With Full Corporate and Irrevocable Authority & Responsibility

Printed Name

Title

Date

((corporate seal or stamp))

Date

******** ******* ********

(Additional Attestation)

LICENSOR:

Witnessed and Agreed to:

By: **Alex Zhou** (a.k.a Yuan, Zhou)

Title: Vice President, Overseas Business Development & Business

With Full Corporate and Irrevocably Authority & Responsibility

ALEX ZHOU

Printed Name

Vice President

Title

Sep 11. 2009

Date

((corporate seal or stamp))

NetQin Mobile Inc.

Exhibit A

Description of the Product

This agreement includes the following products, and all future products, revisions and updates created by NetQin. Cellular Spyware will receive white label versions of the following software designed for the Symbian and Windows Mobile Platform. This list is not complete and does not exclude future products or operating systems.

NetQin Anti-virus

NetQin Mobile Anti-virus, as the first software passing authentic certification by the Ministry of Public Security and product testing by the Research Institution of China Mobile, is a trustworthy mobile product recommended by nokia.com. NetQin is honored as the first Symbian platinum partner in China's security field, along with the important partner of Windows Mobile in security area. At present, NetQin Anti-virus fully support the most varieties of mobile phones across the world and safeguard the handset security with all one's strength for you.Main features of NetQin Mobile Anti-virus include:

- Complete and Quick File Scanning
- The core scanning engine of NetQin Mobile Anti-virus has adopted the original layer mapping technique from NetQin based on "core" features of viruses and thus, it can execute a complete scan over the User's mobile phone without negligence or mistake and guarantee information security of the mobile phone. Considering the resource and power restriction of mobile phones, NetQin has optimized both scanning algorithm and strategy to minimize the power consumption of scanning process. Moreover, user interaction during the scanning process has been taken into account. Pause or stop the process at any time, or normally use the mobile phone during scanning are doable due to the user-friendly design.
- Accurate and Real-time Monitoring
- NetQin Mobile Anti-virus enables real-time monitoring over network connection and file system, and detecting and blocking virus or threats from short messages, multimedia messages, blue tooth, infra-red connection, GPRS, etc. at the earliest time
- Varied viruses removing thoroughly, and infected file restoring
- NetQin Mobile Anti-virus equipped with the safe and effective anti-virus strategy can kill virus in an accurate and complete way. Few simple steps can get users rid of virus and help them to restore infected file(s) without any damage . With this software, users don't have to worry about their important files be infected.
- Timely and Economical Online Update
- To provide users' mobile phones with better shield, NetQin is continuously updating its virus database, from which, all users can online download the update(s) for their personal virus database. Moreover, NetQin will compress the update(s) to the maximum extent to minimize the users' communication fees, thus to offer the most cost-effective safety solution. With the simple and easy-use function of task scheduling, NetQin Mobile Anti-virus enables the users to customize their own

tasks, i.e., scanning and updating. The software will automatically scan and update files according to the user-specified schedule.

NetQin Secure SMS

NetQin Secure SMS is a mobile application to safeguard your private and sensitive information while sending with SMS (eg. Bank account number, pin number, personal ID information, private dialog and etc.)

- Key advantages:
- Encrypted text SMS transmission through network.
- In-device file encryption to secure local file safety.
- Certify identity using password, software auto-lock, real time anti-peep.
- Secured contact folder: in accordance to your wills, add and manage contacts into secured contact folder to protect contacts information. The application will automatically add your Secured SMS sender to this folder.
- Broad Compatibility: all devices which support JAVA, MIDP2.0 plus.
- Friendly user experiences: fully integrated with the standard SMS interface.

NetQin Mobile Assistant

NetQin Mobile Assistant is a simple and compact desktop mobile phone application software. When using it to manage mobile phone applications, start program or brow web pages, you can greatly simplify the use procedures and acquire weather information and constellation fate for free!

NetQin MOBILE ASSISTANT is a model of completely free software, may realize: the mobile phone application management and Quick starts , the download of handset softwares and coupons in security , display the weather forecast on the handset tabletop directly, provide fast access for the constellation, news information and website, the individual and safe lock keyboard function.

- **Intimate management of mobile phone application**
- For the applications of mobile phone, NetQin Assistant performs group management; For the applications in common use, the user can set up such applications according to need by means of NetQin Assistant, so as to quickly start such applications by conveniently clicking the left button on menu. Meanwhile, the unique intelligent sorting function can realize dynamic sorting according to the use frequency of software.
- **Access Internet in a shortcut way - one-touch key**

- NetQin Assistant provides website navigation function and provides the user with the shortcut entrances to hot websites. Any user can also access the website in common use through flexible configuration.
- **Weather forecast and luck tendency of constellation**
- NetQin Assistant will display the up-to-date weather forecast on the desktop of mobile phone, so as to facilitate the user to view. Meanwhile, it can daily provide the luck tendency forecasts according to users’ constellations, thus adding some interests in life.
- **Personalized phone locking: Safe and Convenient**
- NetQin Assistant can lock and unlock the mobile phone according to the personalized press key combination set by the user, and can even set up the function of delayed locking, so as to prevent user’s mobile phone from being used by anyone else when it is not around the user for a period of time, thus providing the user with more thoughtful security guarantee.
- **Service for life and daily hot points**
- NetQin Assistant will provide users with practical life information on discount, lottery and life skills. It will also provide

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